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EXHIBIT 10.23


Personal and Confidential
-------------------------

March 31, 2000

Mr. Thomas J. Magulski
24151 Fairway Drive
Kansasville, Wisconsin 53139

Dear Tom:

This letter agreement ("Agreement") summarizes the recent discussion with Bill
R. Sanford regarding your relationship with STERIS Corporation ("STERIS"), and sets forth the agreement you have reached with STERIS regarding your resignation as an officer of STERIS, your continued part-time employment with STERIS, the ultimate termination of your employment relationship with STERIS, the benefits STERIS will provide to you as consideration for the execution of this Agreement, and the waiver and release that is part of this Agreement. You should review this Agreement with legal counsel of your choice to be certain that you understand and agree with all of the provisions that are contained in this Agreement.

1. Officer Status. Your last day of employment as an officer of STERIS will be March 31, 2000. As of that date, your resignation as an officer of STERIS will be effective. After March 31, 2000, you will not have, nor will you hold yourself out as having, any authority to bind STERIS or any of its subsidiaries or affiliates in any manner.

2. Part-Time Employment. STERIS hereby offers and you hereby accept a part-time position as an employee of STERIS commencing on April 1, 2000. As a part-time employee you will report directly and only to David C. Dvorak, or such other officer of STERIS as Mr. Dvorak may designate, and you shall perform such duties as Mr. Dvorak or his designee may from time to time assign to you that are consistent in nature with the duties that you previously performed as an officer of STERIS. To the extent possible, all such duties may be performed by you in your state of residence. Unless earlier terminated as provided in the last sentence of this Section 2, your part-time employment with STERIS will continue through September 30, 2001, and shall thereupon terminate without further action or notice by either STERIS or you. Your part-time employment with STERIS may be terminated by STERIS for cause, as determined by STERIS in its sole discretion, upon thirty (30) days advance notice.

3. Compensation. In consideration of your execution of this Agreement and the Waiver and Release referenced in Section 12(b), your part-time employment with STERIS, and your observance of the terms and conditions set forth herein, STERIS will pay to you the following amounts:

     a.   Unpaid Salary. All unpaid base salary accrued through March 31, 2000.

     b. Salary through September 30, 2001. Commencing on April 1, 2000 and continuing thereafter for so long as you continue in STERIS's part-time employ, STERIS will pay salary to you at the annual rate of Two Hundred Twenty-Three Thousand Three Hundred Thirty-Four Dollars ($223,334), less applicable taxes and deductions, payable in accordance with STERIS's normal payroll procedures on each regularly scheduled payroll payment date for STERIS's executive officers.
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4.   Relocation. STERIS will assist you with the relocation of you and your family back to Milwaukee, Wisconsin, pursuant to STERIS's relocation policy in effect as of the date of this Agreement.

5. Medical Insurance Coverage. In further consideration of your execution of this Agreement and your observance of all of the terms and conditions set forth herein, STERIS will provide to you and your family full family medical insurance coverage (at the same levels and on the same employee contribution basis as applicable to full time Associates of STERIS) for so long as you continue in STERIS's part-time employ. After your part-time employment is terminated, you will have such rights to continuing medical insurance coverage as STERIS is required to provide under Part 6 of Title I of ERISA (commonly referred to as "COBRA").

6. STERIS Equipment and Property. You agree to return to STERIS any and all STERIS equipment and property of any kind whatsoever that you may have in your possession.

7. Termination of Change of Control Agreement. The Change of Control Agreement, dated as of January 4, 1999, between you and STERIS (the "Change of Control Agreement") is hereby terminated. From and after the date of execution of this Agreement, you will have no rights whatsoever under the Change of Control Agreement. You hereby waive and unconditionally release STERIS from any and all claims whatsoever arising under or with respect to that Change of Control Agreement.

8. Stock Options. You hold certain options issued under various STERIS stock option plans for STERIS Common Shares. Your rights under those options that have not yet fully vested will continue to vest in accordance with the terms of the relevant option agreements and plans. Under the terms of the various option plans, you will be entitled to exercise vested options while you are a part-time employee of STERIS and, provided your employment is not terminated for cause, you will be entitled to exercise those options, to the extent vested on your last day of employment, at any time within three
     (3) months after that last day of employment. However, under the terms of STERIS's Insider Trading Policy, you will be entitled to exercise those options on a cashless basis only during an open window period. By signing this Agreement, you acknowledge that you have received the summary of these provisions that is attached to this Agreement as Exhibit A.

9. Stock-Transfer Restrictions. Even though you will no longer be an officer of STERIS or of any of its subsidiaries or other affiliates, you shall not take any action with respect to STERIS Common Shares that is in violation of STERIS's policies with respect to trading by STERIS officers in STERIS Common Shares so long as those polices apply to you. STERIS will not prevent you from making any sale of STERIS Common Shares or from exercising any options for STERIS Common Shares on a cashless basis during any part of any open window period during which any officer of STERIS may sell STERIS Common Shares. By signing this Agreement, you acknowledge that you have received the summary of the application of those rules that is attached to this Agreement as Exhibit B and agree that you will comply with all of the restrictions and procedures reflected on Exhibit B.

10. Noncompetition and Nondisclosure. STERIS and you are parties to several Nondisclosure and Noncompetition Agreements, entered into from time to time. By signing this Agreement you acknowledge that those agreements are in full force and effect and will remain in effect according to their respective terms after the termination of your employment with STERIS.


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11.  Confidentiality, Cooperation. In consideration of the mutual covenants and agreements set forth herein, including, without limitation, the payments and benefits to be provided to you by STERIS pursuant to this Agreement:

     a. You acknowledge that as an employee of STERIS you possess confidential and proprietary information relating to STERIS and you agree not to use or to reveal to any other person or entity any confidential or proprietary information of STERIS, except as may be required by law and except to counsel retained by you in connection with this Agreement, and you will make reasonable efforts to see to it that such counsel does not reveal any such confidential or proprietary information. You agree that if you believe you are required by law to reveal any such confidential or proprietary information, you will first use best efforts to afford STERIS a reasonable opportunity to raise any objection that STERIS may have to the purported requirement that you reveal such information.

     b. You will not reveal any information regarding the substance of this Agreement to any persons or entities other than (i) your wife, (ii) your personal accountant, and/or (iii) counsel retained by you in connection with this Agreement, and you will make reasonable efforts to see to it that none of these listed individuals reveals any information regarding the substance of this Agreement to any other person or entity. Likewise, STERIS will not reveal any information regarding the substance of this Agreement to any persons or entities except as specifically required for fiscal 2000 reporting purposes, or other reporting purposes, by applicable Securities and Exchange Regulations, or as otherwise required by law.

     c. You will not disparage, attempt to discredit, or otherwise call into disrepute STERIS, its affiliates, successors, assigns, officers, directors, employees, agents (in their capacity as agents of STERIS), or any of their systems, products, services or technologies in any manner that would damage the business or reputation of STERIS or its affiliates, successors, assigns, officers, directors, employees, or agents. The prohibition in the immediately preceding sentence applies to all statements that disparage, discredit, or call into disrepute, without regard to the truth or falsehood of the statement. In addition, you will refrain from communicating to any person or entity (other than those listed in paragraph b above) any information regarding your job experience at STERIS except to the extent reasonably required to discuss your performance at STERIS for purpose of securing future employment. You will make reasonable efforts to see that (i) none of the individuals listed in Section 11(b) above communicates any such information to any other person or entity, and
          (ii) none of the individuals or entities referred to in the prior sentence communicates any such information to any other person or entity except to the extent related to your employment-seeking activities. In addition, you will refrain from communicating to any person or entity any information regarding the circumstances and issues that were related to your resignation as an officer of STERIS. Likewise, STERIS will not, and will not authorize any of its affiliates, successors, assigns, officers, directors, employees, and agents to disparage, attempt to discredit, or otherwise call into disrepute you, your abilities, or your reputation. The prohibition in the immediately preceding sentence applies to all statements that disparage, discredit, or call into disrepute, without regard to the truth or falsehood of the statement.

     d. You will not assist any party other than STERIS in any litigation or investigation against

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          STERIS or its affiliates, successors, assigns, officers, directors, employees, or agents with respect to any facts or circumstances existing at any time on or before the date of termination of your employment, except as may be required by law. You agree that if you believe any such action is required by law, you will use your best efforts to first afford STERIS the opportunity to raise any objection that STERIS may have to the purported requirement that such action be taken by you.

     The obligations of the parties under this Section 11 shall remain in effect without any limitation as to time.

12. Release by You. In consideration for STERIS's agreement to provide the compensation and benefits set forth in this Agreement:

     a. For yourself, your heirs, executors, administrators, successors, and assigns, you hereby release and discharge forever STERIS, its affiliates, successors, assigns, officers, directors, employees, and agents from any and all claims, demands, causes of action, losses, and expenses of every nature whatsoever, whether known or unknown, arising out of or in any way connected with any facts or circumstances occurring before or existing on the date of this Agreement or arising out of or in any way connected with your employment by STERIS, including, without limitation, any matter related in any way to the termination of your employment with STERIS, and further including, without limitation, any breach of contract (express or implied), promissory estoppel, wrongful discharge, intentional infliction of emotional harm, defamation, libel, slander, or other tort, or violation of any federal, state, or municipal statute or ordinance relating to discrimination in employment, including but not limited to Title VII of the Civil Rights Act of 1964 (42 U.S.C.ss. 2000, et seq.), Ohio Revised Code Section 4412 et seq., the Americans with Disabilities Act of 1990 (42 U.S.C.ss.12101, et seq.), the Family and Medical Leave Act (29 U.S.C.ss.2601, et seq.), and all state laws of similar import.

     b. You agree that by signing this Agreement, you are knowingly and voluntarily waiving any and all claims or causes of action you may have under the Federal Age Discrimination in Employment Act of 1967 (29 U.S.C.ss.621, et seq.), and all state laws of similar import. The full Waiver and Release attached hereto as Exhibit C is hereby incorporated by reference.

     c. You agree not to bring any suit or action in any court or administrative agency against any of the beneficiaries of this release arising out of or relating to the subject matter of this release.

Nothing in this Section 12 shall release STERIS from its obligations under this Agreement or prevent you from bringing an action to enforce or seek damages for breach of this Agreement by STERIS.


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13.  Release by STERIS. In consideration for your agreements and covenants set forth in this Agreement:

     a. For itself and its affiliates, successors, assigns, officers, directors, employees and agents (in their capacity as agents of STERIS), STERIS hereby releases and discharges forever you, your heirs, executors, administrators, successors, and assigns from any and all claims, demands, causes of action, losses, and expenses of every nature whatsoever, whether known or unknown, arising out of or in any way connected with any facts or circumstances occurring before or existing on the date of this Agreement or arising out of or in any way connected with your employment by STERIS, and further including, without limitation, any breach of contract (express or implied), promissory estoppel, defamation, libel, slander, or other tort.

     b. Also, for itself and its affiliates, successors, assigns, officers, directors, employees, and agents (in their capacity as agents of STERIS), STERIS hereby agrees not to bring any suit or action in any court of administrative agency against any of the beneficiaries of this release arising out of or relating to the subject matter of this release.

     Nothing in this Section 13 shall release you from your obligations under this Agreement or prevent STERIS from bringing an action to enforce or seek damages for breach of this Agreement by you.

14.  Effect of Breach by You. If you breach any of the terms of this Agreement,
     (a) STERIS will be relieved of its obligation to make any further payments or to provide any further benefits to you under this Agreement and (b) you will be required to repay to STERIS the full amount of any and all salary payments made to you by STERIS after the date of this Agreement. STERIS will also be entitled to an injunction against further breach by you and to money damages suffered by it or any of the beneficiaries of the release set forth in Section 12 above as a result of any such breach by you.

15. Effect of Breach by STERIS. If STERIS breaches any of the terms of this Agreement, you will be entitled to an injunction against further breach by STERIS and to money damages suffered by you or any of the beneficiaries of the release set forth in Section 13 above as a result of any breach by STERIS.

16. Legal Fees. If either party to this Agreement brings any suit or action to enforce or seek damages for breach of this Agreement, the court shall have the authority to award to the prevailing party recovery of his or its reasonable legal fees and expenses incurred in the suit or action.

17. Governing Law; Venue. This Agreement will be governed by the laws of the State of Ohio applicable to contracts made and to be performed entirely within that state. Any suit, action, or other legal proceeding arising out of or relating to this Agreement shall be brought in the Court of Common Pleas of Lake County, Ohio. STERIS and you each (a) consent to the jurisdiction of that court in any such suit, action, or proceeding and (b) waive, to the fullest extent permitted by applicable law, any objection which either may have to the laying of venue of any such suit, action, or proceeding in that court and any claim that any such suit, action, or proceeding has been brought in an inconvenient forum.

18. Withholding. All payments to be made by STERIS pursuant to this Agreement are subject to applicable federal, state, and local tax withholding.

19. Entire Agreement, Binding Nature. This Agreement sets forth the entire agreement between you and


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     STERIS regarding the subject matter and you will not be entitled to any other consideration or benefits, including, without limitation, incentive compensation, 401(k) contributions, disability insurance, or life insurance. This Agreement supersedes all prior agreements and understandings, whether oral or written, between you and STERIS with respect to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of you and your heirs, executors, administrators, successors, and assigns and STERIS and its successor and assigns.

Sincerely,

STERIS Corporation

/s/ Gerard J. Reis
-------------------------------------
By: Gerard J. Reis
    Senior Vice President
    Associate and Business Relations





I hereby accept and agree to all of the terms of the above Agreement.

/s/ Thomas J. Magulski
-------------------------------------
    THOMAS J. MAGULSKI

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